EXHIBIT 10.15

Mr. Edward Dallin Bagley
2350 Oakhill Drive
Holladay, Utah 84121

Re: Severance Package

Dear Dal:

As discussed, in connection with your resignation as a director of ClearOne Communications, Inc. (the “Company”) effective [DATE] (the “Effective Date”). This letter will serve to set forth the severance package (the “Agreement”) between the Company and you (the “Director”).

1.  Severance Pay, Bonus, and Vacation. As a severance payment, Director will be paid a lump sum payment of $200,000 on the Effective Date, less any required withholding taxes. No further board of director compensation shall accrue after the Effective Date. The Company will compensate Director for his services from July 1, 2007 through the Effective Date by paying him a pro rata amount of the $4,000 monthly board of directors fee based on the number of days in July during which he acted as a director of the Company.

2.  Stock Options. It is acknowledged and agreed that (i) Director presently owns stock option exercisable for 185,000 shares of the Company’s common stock (the “Options”), (ii) that the Options were granted under the Company’s 1998 Stock Option Plan (the “Plan”), and (iii) that pursuant to the terms of the Plan and the related Stock Option Grants, as long Director is acting as a consultant to the Company the term of the options will not be affected by Director’s resignation from the board of directors.

We appreciate the contribution you have made as a key Director of the Company.

Very truly yours,

CLEARONE COMMUNICATIONS, INC.

                    /s/ Zee Hakimoglu

Zee Hakimoglu

ACCEPTED AND AGREED TO:

/s/ Edward Dallin Bagley
Edward Dallin Bagley
Dated:   July 6, 2007